Exhibit 10.1

THE WILLIS GROUP HOLDINGS
IRISH SHARESAVE PLAN
AS ASSUMED BY WILLIS GROUP HOLDINGS PUBLIC
LIMITED COMPANY ON [INSERT DATE]

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless the context otherwise requires:

“3-Year Option”, “5-Year Option” and “7-Year Option” have the meanings given in Rule 4.2 below;

“Act” means the Taxes Consolidation Act 1997;

“Associated Company” means an associated company within the meaning given to that expression in paragraph 1(1) of Schedule 12A;

“the Board” means the board of directors of the Company or a committee appointed by them;

“Bonus Date”, in relation to an option, means:
1.1.1	in the case of a 3-Year Option, the earliest date on which the bonus is payable,

1.1.2	in the case of a 5-Year Option, the earliest date on which the bonus is payable,

1.1.3	in the case of a 7-Year Option, the earliest date on which the maximum bonus is payable,

and for this purpose “payable” means payable under the Savings Contract made in connection with the option;
“the Company” means Willis Group Holdings Public Limited Company, a company incorporated in Ireland under registered number 475616;

“Constitution” means the Company’s memorandum and articles of association;

“Eligible Employee” means an employee or director of a Participating Company eligible to be granted an option by virtue of satisfying the conditions in Rule 2;

“the Grant Date” shall mean the date on which an option is granted in accordance with Rule 3.1;

“Group Member” means the Company or any Subsidiary or any Associated Company or any other company nominated by the Board and approved in writing by the Revenue Commissioners for this purpose;

“Participant” means a person who holds an option granted under this Plan;

“Participating Company” means the Company or any Subsidiary of the Company to which the Board has resolved that this Plan shall for the time being extend;

“the Plan” means this Plan, being the Willis Group Holdings Irish Sharesave Plan a sub-plan to the Willis Group Holdings 2001 Share Purchase and Option Plan, as amended from time to time;

“Rule” means a rule of this Plan;

“Savings Body” means any building society or other institution as defined in section 519(C)(1) of the Act as being a qualifying savings institution with which a Savings Contract can be made;

“Savings Contract” means an agreement to pay monthly contributions under the terms of a certified contractual savings scheme within the meaning of Schedule 12B;

“Schedule 12A” means Schedule 12A to the Act;

“Schedule 12B” means Schedule 12B to the Act;

“Shares” means the ordinary shares of the Company, nominal value US$0.000115, which satisfy the conditions of paragraphs 11 to 15 of Schedule 12A;

“Specified Age” means 65 years of age or any other age at which a Participant is bound to retire provided it is not less than 60 or more than pensionable age (within the meaning of section 2 of the Social Welfare (Consolidation) Act 1993);

“Specified Percentage” is 75 per cent or such other percentage as may be specified in the Act.

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of section 155 of the Irish Companies Act 1963) and over which the Company has control (within the meaning of section 432 of the Act);

“Tax Liability” means a Participant’s liability to account for any tax, pay related social insurance, or similar levies in respect of the exercise of an option, where the Participant’s employer or former employer is liable to make a payment to the appropriate authorities on account of that liability including, for the avoidance of doubt, any liability arising after the termination of the Participant’s employment and which may arise or be incurred in any jurisdiction whatsoever.

1.2	Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.	ELIGIBILITY

2.1	Subject to Rule 2.5 below, an individual is eligible to be granted an option on any day (“the Grant Date”) if (and only if):-
2.1.1	he is on the Grant Date an employee or director of a company which is a Participating Company; and

2.1.2	he either satisfies the conditions specified in Rule 2.2 below or is nominated by the Board for this purpose.
2.2	The conditions referred to in Rule 2.1.2 above are that the individual:-
2.2.1	shall at all times during the qualifying period have been an employee (but not a director) or a full-time director of the Company or a company which was for the time being a Subsidiary; and

2.2.2	was at the relevant time chargeable to Irish tax in respect of his employment or office under Schedule E of the Act.
2.3	For the purposes of Rule 2.2 above, the qualifying period is such period falling within the 3-year period ending on the Grant Date as the Board may determine; and an individual shall be treated as a full-time director of a company if he is obliged to devote to the performance of the duties of his office or employment with the company not less than 25 hours a week.

2.4	Any determination of the Board under paragraph 2.3 above shall have effect in relation to every individual for the purpose of ascertaining whether he is eligible to be granted an option on the Grant Date.

2.5	An individual is not eligible to be granted an option at any time if he is at that time ineligible to participate in this Scheme by virtue of paragraph 8 of Schedule 12A (eligibility).

3.	INVITATIONS AND APPLICATIONS

3.1	The Board shall ensure that, in relation to the grant of options on any day:
3.1.1	every individual who is eligible to be granted an option on that day has been given an invitation;

3.1.2	the invitation specifies a period of not less than 14 days in which an application for an option may be made; and

3.1.3	every eligible individual who has applied for an option as mentioned in Rule 4.1 is in fact granted an option on that day.
3.2	An invitation to apply for an option may be given at any time as the Board may determine once the Plan has been approved by the Irish Revenue Commissioners under Schedule 12A.

4.	GRANT OF OPTIONS

4.1	Subject to Rule 5, the Board may grant an option to acquire Shares upon the terms set out in this Plan to any Eligible Employee who has submitted a valid application for an option and proposed to make a Savings Contract in connection with it (with a Savings Body approved by the Board) in the form and manner prescribed by the Board and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

4.2	The type of option to be granted to an individual, that is to say a 3-Year Option, a 5-Year Option or a 7-Year Option, shall be determined by the Board or, if the Board so permits, by the individual; and for this purpose:-
4.2.1	a 3-Year Option is an option in connection with which a three year Savings Contract is to be made and in respect of which, subject to Rule 5.2.2, the repayment is to be taken as including the bonus;

4.2.2	a 5-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which, subject to Rule 5.2.2, the repayment is to be taken as including a bonus other than the maximum bonus; and

4.2.3	a 7-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which, subject to Rule 5.2.2, the repayment is to be taken as including the maximum bonus.
Where the type of option to be granted to an individual is determined by the Board, each individual shall be treated on similar terms.

4.3	The number of Shares in respect of which an option may be granted to any individual shall be the maximum number which can be paid for, at the price determined under Rule 4.5 below, with monies equal to the repayment due including the bonus payable on the Bonus Date under the Savings Contract to be made in connection with the option.

4.4	The amount of the monthly contribution under the Savings Contract to be made in connection with an option granted to an individual shall, subject to Rule 5 below, be the amount which the individual shall have specified in his application for the option that he is willing to pay or, if lower, the maximum permitted amount, that is to say, the maximum amount which:
4.4.1	when aggregated with the amount of his monthly contributions under any other Savings Contract linked to this Plan or to any other savings-related share option plan approved under Schedule 12A, does not exceed €500 but exceeds a minimum of €12 or such other maximum or minimum amounts as may for the time being be permitted by paragraph 25(a) or (b) of Schedule 12A;

4.4.2	does not exceed the maximum amount for the time being permitted under the terms of the Savings Contract; and

4.4.3	when aggregated with the amount of his monthly contributions under any other Savings Contract linked to this Plan, does not exceed any maximum amount determined by the Board.
4.5	The price at which Shares may be acquired by the exercise of options granted on any day shall be determined by the Board, provided that:
4.5.1	if shares of the same class as those Shares are listed on the New York Stock Exchange, the price shall not be less than the Specified Percentage of :
(a)	the closing price of the Shares quoted in the Wall Street Journal on such dealing day as the Board may choose provided that such day shall fall prior to the date on which applications for options must be received by the Company; or

(b)	if that dealing day does not fall within the period of 30 days (or where Rule 5 applies, 42 days) ending with Date of Grant, the closing price of the Shares quoted in the Wall Street Journal on the dealing day prior to the Date of Grant or such other dealing day as may be agreed in writing with the Revenue Commissioners;
4.5.2	and where Rule 4.5.1 does not apply, the price shall not be less than the Specified Percentage of the market value (within the meaning of section 548 of the Act) of the Shares as agreed in advance with the Revenue Commissioners;
4.6	If the Board so decides, it may convert the US dollar price determined under Rule 4.5 above into a price denominated in Euros in accordance with the closing mid-point spot rate of the US dollar against the Euro as quoted in the Financial Times or from such reasonable source as the Board may select and agree in advance with the Revenue Commissioners from time to time for the dealing day in relation to which the price is set.

4.7	An option granted to any person:
4.7.1	shall not, except as provided in Rule 6.3, be capable of being transferred by him; and

4.7.2	shall lapse forthwith if he is adjudged bankrupt.
5.	LIMITS AND SCALING DOWN

5.1	No options shall be granted to acquire a number of shares which exceeds any number determined by the Board for this purpose.

5.2	If valid applications are received for a total number of shares in excess of any maximum number of shares determined by the Board pursuant to Rule 5.1 above, the Board shall scale down applications by taking, at its absolute discretion, any one or more of the following steps until the number of shares available equals or exceeds such total number of shares applied for:
5.2.1	by treating an application for a 7 year option as an application for a 5-year option and then, so far as necessary, by reducing the proposed monthly contributions pro rata to the excess over such amount as the Board shall determine for this purpose being not less than € 12 or such other minimum amount as may be permitted by paragraph 25 (b) of Schedule 12A from time to time; or

5.2.2	for the purposes of Rule 4.3, the repayment due shall be taken as not including a bonus and then, so far as necessary, by reducing the proposed monthly contribution pro rata to the excess over such amount as the Board shall determine for this purpose being not less than € 12 or such other minimum amount as may be permitted by paragraph 25 (b) of Schedule 12A from time to time; or

5.2.3	by reducing the proposed monthly contributions pro rata to the excess over such amount as the Board shall determine for this purpose being not less than € 12 or such other minimum amount as may be permitted by paragraph 25(b) of Schedule 12A from time to time and then, so far as necessary.

5.3	If the number of shares available is insufficient to enable an option based on monthly contributions of €12 a month or such other minimum amount as may be permitted by paragraph 25(b) of Schedule 12A from time to time to be granted to each Eligible Employee making a valid application, the Board may determine in its absolute discretion that no options shall be granted.

5.4	If the Board so determines, the provisions of Rule 5.2 may be modified or the Board may apply an alternative method for scaling down, provided such modification or alternative method has been agreed in advance with the Revenue Commissioners.

6.	EXERCISE OF OPTIONS

6.1	The exercise of any option granted under this Plan shall be effected in the form and manner prescribed by the Board, provided that the monies paid for Shares on such exercise shall not exceed the amount of the repayment (including any bonus) made and any interest paid under the Savings Contract made in connection with the option.

6.2	Subject to Rules 6.3, 6.4, 6.6 and 7, an option granted under this Plan shall not be capable of being exercised before the Bonus Date.

6.3	Subject to Rule 6.8:
6.3.1	if any Participant dies before the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death provided that the monies paid for Shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract in connection with the option; and

6.3.2	if he dies on or within 6 months after the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the Bonus Date provided that the monies paid for Shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract in connection with the option;

provided in either case that his death occurs at a time when he either holds the office or employment by virtue of which he is eligible to participate in this Plan or is entitled to exercise the option by virtue of Rule 6.4.
6.4	Subject to Rule 6.8, if any Participant ceases to hold the office or employment by virtue of which he is eligible to participate in this Plan (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him:
6.4.1	if he so ceases by reason of injury, disability, redundancy within the meaning of the Redundancy Payments Act 1967 to 2007, or retirement on reaching the Specified Age, the option may (and subject to Rule 6.3 must, if at all) be exercised within 6 months of his so ceasing provided that the monies paid for Shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract in connection with the option;

6.4.2	if he so ceases by reason only that the office or employment is in a company of which the Company ceases to have control, or relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has control, the option may (and subject to Rule 6.3 must, if at all) be exercised within 6 months of his so ceasing provided that the monies paid for Shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract in connection with the option;

6.4.3	if he so ceases by reason of retirement at early retirement with the agreement of the employer, or pregnancy, but in each case only if such cessation of office or employment is more than three years after the Grant Date, the option may (and subject to Rule 6.3 must if at all) be exercised within 6 months of his so ceasing provided that the monies paid for Shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract in connection with the option;

6.4.4	if he so ceases for any other reason within three years of the Grant Date, the option may not be exercised at all.
A Participant shall not be treated for the purposes of Rules 6.3 and 6.4 above as ceasing to hold the office or employment by virtue of which he is eligible to participate in this Scheme until he ceases to hold an office or employment in the Company or any Associated Company or company of which the Company has control, and a female Participant who ceases to hold the office or employment by virtue of which she is eligible to participate in this Scheme by reason of pregnancy or confinement and who exercises her right to return to work under The Maternity Protection Acts 1994 and 2004 before exercising her option shall be treated for the purposes of Rule 6.4 above as not having ceased to hold that office or employment.

6.5	Subject to Rule 6.8, if, at the Bonus Date, a Participant holds an office or employment with a company which is not a Participating Company but which is an Associated Company or a company of which the Company has control, any option granted to him may (and subject to Rule 6.3 must, if at all) be exercised within 6 months of the Bonus Date.

6.6	Subject to Rule 6.8, where any Participant continues to hold the office or employment by virtue of which he is eligible to participate in this Plan after the date on which he reaches the Specified Age, he may exercise any option within 6 months of that date to the extent of the repayment due under the Savings Contract on the date on which he reaches the Specified Age.

6.7	Subject to Rule 6.3, an option shall not be capable of being exercised later than 6 months after the Bonus Date.

6.8	Where, before an option has become capable of being exercised, the Participant gives notice that he intends to stop paying monthly contributions under the Savings Contract made in connection with the option, or is deemed under its terms to have given such notice, or makes an application for repayment of the monthly contributions paid under it, the option may not be exercised at all.

6.9	An option shall not be capable of being exercised more than once.

6.10	A Participant shall not be eligible to exercise an option at any time:
6.10.1	unless, subject to Rules 6.3, 6.4, 6.5 and 6.6 above, he is at that time a director or employee of a Participating Company;

6.10.2	if he is not at that time eligible to participate in this Plan by virtue of paragraph 8 of Schedule 12A (eligibility).
6.11	Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) or, as appropriate, procure the transfer to him (or a nominee for him) of the number of Shares in respect of which the option has been exercised, provided that the Board considers that the issue or transfer of those Shares would be lawful.

6.12	All Shares allotted under this Plan shall rank equally in all respects with Shares of the same class then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

6.13	If the Company or a Participating Company is obliged to account for any Tax Liability for which the Participant in question is liable in respect of an option and neither the Company or any other Participating Company is able to withhold the appropriate amount from the Participant’s remuneration, or alternatively, if the Company has not received a payment from the Participant in satisfaction of the whole Tax Liability then the Company shall be entitled to discharge such tax liability as has not been so satisfied by selling, with the consent in writing of the Participant, such number of Shares in respect of which the option has been validly exercised as are required to satisfy the remaining Tax Liability and transfer the balance of the Shares to the Participant.

7.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION, AND LIQUIDATION

7.1	If any person obtains control of the Company as a result of making a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company or to acquire all the shares in the Company which are of the same class as the Shares, subject to Rules 6.3, 6.4, 6.7 and 6.8, any option may be exercised within 6 months after that person has obtained control of the Company and any condition subject to which the offer is made has been satisfied.

7.2	For the purposes of Rule 7.1, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

7.3	If under section 201 of the Companies Act 1963 (or any other relevant legislation) the court sanctions a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, subject to Rules 6.3, 6.4, 6.7 and 6.8, any option may be exercised within six months of the court sanctioning the compromise or arrangement but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Plan) lapse on expiration of that period.

7.4	If a resolution for the voluntary winding-up of the Company is passed, subject to Rules 6.3, 6.4, 6.7 and 6.8, any option may be exercised within 6 months from the date of the passing of the resolution but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Plan) lapse on expiration of that period.

7.5	If any person becomes bound or entitled to acquire Shares under section 204 of the Companies Act 1963 (or any other equivalent legislation) subject to Rules 6.3, 6.4, 6.5, 6.6, 6.7, and 6.8, any option may be exercised at any time when that person remains so bound or entitled but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Plan) lapse on the expiration of that period.

7.6	If any company (“the Acquiring Company”):
7.6.1	obtains control of the Company as a result of making-
(a)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have control of the Company, or

(b)	a general offer to acquire all the Shares in the Company which are of the same class as the Shares which may be acquired by the exercise of options granted under this Plan, or
7.6.2	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 (or under any other equivalent legislation), or

7.6.3	becomes bound or entitled to acquire Shares in the Company under section 204 of the Companies Act 1963 (or under any other equivalent legislation), any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 16(2) of Schedule 12A), by agreement with the Acquiring Company, release any option which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to Shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph 11(b) or (c) of Schedule 12A). Where a Participant does not withdraw his savings or exercise his options and continues to make Monthly Contributions to his savings contract in the period following the Acquiring Company’s acquisition of control of the Company he shall be deemed to have agreed to the exchange of options immediately prior to the end of the earlier of (i) six months following the Acquiring Company’s acquisition of control of the Company and (ii) two months from the date the resolution for a voluntary winding up of the Company is passed.

7.7	The new option shall not be regarded for the purposes of Rule 7.6 above as equivalent to the old option unless the conditions set out in paragraph 16(3) of Schedule 12A are satisfied, but so that the provisions of this Plan shall for this purpose be construed as if:

7.7.1	the new option were an option granted under this Plan at the same time as the old option;

7.7.2	except for the purposes of the definitions of “Participating Company” and “Subsidiary” in Rules 1.1, 6.4.2, 6.5 and 6.4.4, the expression “the Company” were defined as “a company whose Shares may be acquired by the exercise of options granted under this Plan”;

7.7.3	the Savings Contract made in connection with the old option had been made in connection with the new option;

7.7.4	the Bonus Date in relation to the new option were the same as that in relation to the old option.
8.	ADJUSTMENT OF OPTIONS

8.1	In the event of any variation of the share capital of the Company, the Board may make such adjustments as it considers appropriate under Rule 8.2.

8.2	An adjustment made under this Rule shall be to one or more of the following:
8.2.1	the number of Shares in respect of which any option may be exercised;

8.2.2	the price at which Shares may be acquired by the exercise of any option;

8.2.3	where any option has been exercised but no Shares have been allotted or transferred pursuant to the exercise, the number of Shares which may be allotted or transferred and the price at which they may be acquired.
8.3	At a time when this Plan is approved by the Revenue Commissioners under Schedule 12A, no adjustment under Rule 8.2 above shall be made without the prior written approval of the Revenue Commissioners.

9.	ALTERATIONS

9.1	Subject to Rule 9.2 below the Board may at any time alter or add to all or any of the provisions of the Plan provided that no alteration shall be made at a time when this Plan is approved by the Revenue Commissioners under Schedule 12A without the prior written approval of the Revenue Commissioners.

9.2	No alteration or addition shall be made under Rule 9.1 which would abrogate or adversely affect the subsisting rights of a Participant, unless it is made:
(i)	with the consent in writing of such number of Participants as hold options to acquire not less than 75 per cent of the Shares which would be issued or transferred if all options granted and subsisting were exercised in respect of the maximum of Shares the subject thereof; or

(ii)	by a resolution at a meeting of Participants passed by not less than 75 per cent of the Participants who attend and vote either in person or by proxy,

and for the purposes of this Rule 9.2 the Participants shall be treated as the holders of a separate class of share capital and the provisions of the Constitution of the Company (from time to time in force) relating to class meetings shall apply mutatis mutandis.
9.3	Rule 9.2 shall not apply to any alteration or addition which:
(i)	is necessary or desirable in order to comply with or take account of the provisions of any proposed or existing legislation or law, to take advantage of any changes to the legislation or law, to take account of any of the events mentioned in Rule 7, or to obtain or maintain favourable taxation treatment of the Company, any Subsidiary or any Participant; and

(ii)	does not affect the basic principles of the Plan, the calculation of the price payable per share under an option.
10.	MISCELLANEOUS

10.1	The rights and obligations of any individual under the terms of his office or employment with the Company or a Subsidiary shall not be affected by his participation in this Plan or any right which he may have to participate in it, and an individual who participates in it shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option as a result of such termination.

10.2	In the event of any dispute or disagreement as to the interpretation of this Plan, or as to any question or right arising from or related to this Plan, the decision of the Board shall be final and binding upon all persons.

10.3	Any notice or other communication under or in connection with this Plan may be given by such method as the Board may determine to be appropriate which may include but shall not be limited to:-
10.3.1	personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of the Company or a Subsidiary, either to his last known home address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment;

10.3.2	electronic communication; or

10.3.3	affixing notices in staff areas of the employee’s place of work.
10.4	Unless the Board determines otherwise, any notice of exercise shall take effect only when received by the Company.

10.5	This Plan and all the options granted under it shall be governed by and construed in accordance with the law of Ireland.